Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE
For Release:	Immediate
Contact:	William E. Hitselberger (610) 397-5298

PMA Capital Reports Improved First Quarter 2008 Results

Blue Bell, PA, May 1, 2008 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the first quarter of 2008:

	Three months ended
	March 31,
(in thousands, except per share data)	2008	2007
Operating income	$6,983	$4,244
Realized gains after tax	2,287	636
Income from continuing operations	9,270	4,880
Loss from discontinued operations after tax	(2,439)	(1,534)
Net income	$6,831	$3,346

Diluted per share amounts:
Operating income	$0.22	$0.13
Realized gains after tax	0.07	0.02
Income from continuing operations	0.29	0.15
Loss from discontinued operations after tax	(0.08)	(0.05)
Net income	$0.21	$0.10

Vincent T. Donnelly, President and Chief Executive Officer commented, “We are pleased with our results in the first quarter of 2008, especially in relation to the current challenges in the insurance sector.  We have made continued progress in profitably growing our insurance business in an increasingly competitive environment, and are excited about the continuing robust growth and improved profitability of our fee-based business.”

Significant operating achievements at The PMA Insurance Group included:
•	For the first quarter, pre-tax operating income increased 25% to $13.6 million, compared to $10.9 million in the same period last year;
•	Direct premium production, excluding premium adjustments and fronting premiums, increased 2% to $146.6 million, compared to $143.4 million in the first quarter of 2007; and
•	The combined ratio improved to 94.5%, compared to 98.2% for the first quarter last year.

Mr. Donnelly continued, “As we continue to execute our strategy to grow our service business, we are pleased that revenues from our fee-based businesses increased $8.8 million to $16.7 million, which represented 14% of our total revenues in the first quarter of 2008, compared to 7% in the first quarter of 2007.  Organic growth at PMA Management Corp. was 16% in the quarter and Midlands’ profitability was in line with our expectations.  In April, we entered into an agreement to acquire Webster Risk Services, a Connecticut-based TPA with $6 million in annual revenues.  We expect to complete this transaction in the second quarter, and on an annual basis, we expect per share earnings to increase by two cents as a result of this acquisition.”

On April 1, 2008, the Company announced the execution of a definitive stock purchase agreement to sell its Run-off Operations.  PMA will continue to work with the buyer to deliver all of the required information to the regulators to obtain approval of the transaction.

Income from continuing operations included the following after-tax net realized gains:

	Three months ended
	March 31,
(dollar amounts in thousands)	2008	2007
Net realized gains (losses) after tax:
Sales of investments	$2,305	$357
Change in fair value of debt derivative	-	279
Other	(18)	-
Net realized gains after tax	$2,287	$636

Segment Operating Results

Operating income, which we define as net income under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income.

	Three months ended
	March 31,
(dollar amounts in thousands)	2008	2007
Pre-tax operating income (loss):
The PMA Insurance Group	$13,619	$10,930
Fee-based Business	2,186	793
Corporate & Other	(5,011)	(5,095)
Pre-tax operating income	10,794	6,628
Income tax expense	3,811	2,384
Operating income	6,983	4,244
Realized gains after tax	2,287	636
Income from continuing operations	9,270	4,880
Loss from discontinued operations after tax [1]	(2,439)	(1,534)
Net income	$6,831	$3,346

1)	Effective in the fourth quarter of 2007, the Company reported the results of its former Run-off Operations segment as discontinued operations.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $13.6 million for the first quarter of 2008, compared to $10.9 million for the first quarter of 2007.

Direct premium production was up 2% for the first quarter, compared to the same period last year; however, direct premiums written for the first quarter of 2008 were down due to higher return premium adjustments of $13.3 million and a reduction in fronting premiums of $10.3 million.  Direct premiums written were $140.6 million for the first quarter of 2008, compared to $160.9 million for the first quarter of 2007.  The premium adjustments primarily related to favorable loss experience on loss-sensitive products where the insured shares in the underwriting result of the policy.  Fronting premiums were $8.1 million in the first quarter of 2008, compared to $18.4 million for the same period a year ago, which decreased due to the termination of our agreement with Midwest Insurance Companies (“Midwest”) in March 2008.  We continue to earn fees from the Midwest agreement and service the business previously written, but no additional business has been written or renewed since the termination date.  Excluding fronting business, we wrote $34.7 million of new business in the first quarter of 2008, compared to $39.1 million during the same period last year.  Pricing on our workers’ compensation rate-sensitive business declined 6% during the first three months of 2008, compared to a 5% decrease during the first three months of 2007.  Our renewal retention rate on existing workers’ compensation accounts for the first quarter was 85%, compared to 86% for the same period in 2007.

Net premiums written were $113.9 million in the first quarter of 2008, compared to $125.9 million in the same period last year.  Ceded premiums written decreased in the first quarter of 2008, compared to the first quarter of 2007.  The decline was primarily due to lower premiums ceded under the Midwest agreement, which was partially offset by an increase in the amount of workers’ compensation business sold to captive accounts, where a substantial portion of the direct premiums are ceded.

The combined ratio on a GAAP basis was 94.5% for the first three months of 2008, compared to 98.2% for the same period in 2007.  The improvement in the combined ratio for the first quarter of 2008, compared to the same quarter last year, was primarily the result of a lower expense ratio, and to a lesser extent, lower loss and LAE and policyholders’ dividend ratios.  Given the seasonality of our business, our first quarter combined ratios have historically been lower than the subsequent quarters and full year ratios.

The improved loss and LAE ratio was primarily due to favorable development in our loss-sensitive business which resulted in the retrospective premium adjustments.  Pricing changes coupled with payroll inflation for rate-sensitive workers’ compensation business were below overall estimated loss trends.  Our current accident year loss and LAE ratio remained consistent between periods as we continued to benefit in 2008 from changes in the type of workers’ compensation products selected by our insureds.  We estimated our medical cost inflation to be 6.5% in the first quarter of 2008, compared to our estimate of 8% in the first quarter of 2007.  The medical cost inflation rate has declined due to our enhanced network and managed care initiatives.

The policyholders’ dividend ratio was lower in the first three months of 2008, compared to the same period last year.  The prior year period reflected better loss experience, which resulted in larger dividends on participating products where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Fees earned under our fronting agreements reduced the first quarter expense ratio by 90 basis points, compared to 50 basis points for the same period in 2007.  Although our agreement with Midwest was terminated, we continue to earn fee income on this business until the underlying policies expire.  Our expense ratio also benefited from a reduction in premium-based state assessments.

Net investment income was $9.1 million in the first quarter of 2008, compared to $9.6 million in the prior year quarter.  The decrease was due primarily to a lower yield of approximately 20 basis points.

Fee-based Business

Our Fee-based Business reported pre-tax operating income of $2.2 million for the first quarter of 2008, compared to $793,000 for the same quarter last year.  The increase primarily related to the inclusion of Midlands Management Corporation’s (“Midlands”) results in 2008, which we acquired on October 1, 2007.

For the first quarter of 2008, total revenues increased to $16.7 million, up $8.8 million from the same period last year.  Revenues resulting from our acquisition of Midlands accounted for $7.6 million of this growth.  Revenues from PMA Management Corp. increased 16% in the first quarter of 2008, compared to the same period last year.  The total increase in revenues primarily reflected higher claims service revenues of $4.4 million and commission income of $4.3 million.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, recorded net expenses of $5.0 million during the first quarter of 2008, compared to $5.1 million in the first quarter of 2007.

Discontinued Operations

Discontinued operations, formerly our Run-off Operations which consists of our former reinsurance and excess and surplus lines businesses, recorded an after-tax loss of $2.4 million for the first three months of 2008, compared to an after-tax loss of $1.5 million for the same period in 2007.  The first quarter loss in 2008 was the result of a $2.6 million after-tax charge for adverse loss development at our discontinued operations, which contractually reduces the amount of cash and contingent consideration that we will receive at closing. The expected cash to be received has been reduced to $6 million and the value of the contingent consideration has been reduced to a face amount of $6 million.  We have recorded only the expected cash amount in our financials.

Financial Condition

Total assets were $2.6 billion as of March 31, 2008 and December 31, 2007.  Assets of discontinued operations represented 13% of total assets at March 31, 2008, compared to 15% at December 31, 2007.  Shareholders’ equity was $383.7 million as of March 31, 2008, compared to $378.6 million as of December 31, 2007.  Book value per share was $12.08 as of March 31, 2008, compared to $11.92 as of December 31, 2007.  The increases in shareholders’ equity and book value per share were primarily due to net income, which was partially offset by a change in the net unrealized position on our investment portfolio.  During the first three months of 2008, the unrealized position on our available for sale asset portfolio decreased by $1.6 million, or 5 cents per share.  The unrealized position on our portfolio decreased due to gains that we realized in the quarter which were partially offset by an increase as a result of lower market interest rates.  At March 31, 2008, we had $26.9 million in cash and short-term investments at the holding company.

The PMA Insurance Group had statutory capital and surplus of $343.6 million as of March 31, 2008, compared to $335.4 million as of December 31, 2007.  The PMA Insurance Group has the ability to pay $29.2 million in dividends during 2008 without the prior approval of the Pennsylvania Insurance Department.  The statutory capital and surplus of PMA Capital Insurance Company, PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary which is being reported as discontinued operations, was $41.1 million as of March 31, 2008, compared to $47.6 million as of December 31, 2007.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, May 2 to review our first quarter 2008 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-680-0869 (Domestic)	888-286-8010 (Domestic)
617-213-4854 (International)	617-801-6888 (International)
Passcode 44466556	Passcode 60179419

You may pre-register for the conference call using the following link:

www.theconferencingservice.com/prereg/key.process?key=PKYXHV6QY

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least 5 minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, May 2 until 11:59 p.m. Eastern Time on Monday, June 2.

Quarterly Statistical Supplement

Our First Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the SEC on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  Although the Company’s management believes that its expectations are reasonable, there can be no assurance that the Company’s actual results will not differ materially from those expected.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or revenues of our fee-based businesses;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•
our ability to effect an efficient withdrawal from and divestiture of the reinsurance business, including the sale of the entity and commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	our ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIPRA is extended beyond its December 31, 2014 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(dollar amounts in thousands, except per share data)	2008	2007

Gross premiums written	$143,541	$164,564

Net premiums written	$113,783	$125,737

Revenues:
Net premiums earned	$85,596	$93,839
Claims service revenues	11,952	7,665
Commission income	4,281	-
Net investment income	9,435	9,754
Net realized investment gains	3,518	978
Other revenues	146	107
Total revenues	114,928	112,343

Expenses:
Losses and loss adjustment expenses	59,922	65,919
Acquisition expenses	14,692	18,779
Operating expenses	22,333	15,601
Dividends to policyholders	882	1,622
Interest expense	2,787	2,816
Total losses and expenses	100,616	104,737

Pre-tax income	14,312	7,606

Income tax expense:
Current	-	-
Deferred	5,042	2,726
Total income tax expense	5,042	2,726

Income from continuing operations	9,270	4,880

Loss from discontinued operations after tax	(2,439)	(1,534)

Net income	$6,831	$3,346

Net income (loss) per share:

Basic:
Continuing Operations	$0.29	$0.15
Discontinued Operations	(0.07)	(0.05)
	$0.22	$0.10

Diluted:
Continuing Operations	$0.29	$0.15
Discontinued Operations	(0.08)	(0.05)
	$0.21	$0.10

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(dollar amounts in thousands, except per share data)	2008	2007
Assets:
Investments:
Fixed maturities available for sale	$719,570	$728,725
Short-term investments	78,086	78,426
Total investments	797,656	807,151

Cash	14,552	15,828
Accrued investment income	5,462	5,768
Premiums receivable	239,783	222,140
Reinsurance receivables	818,789	795,938
Prepaid reinsurance premiums	28,977	32,361
Deferred income taxes, net	116,342	118,857
Deferred acquisition costs	42,547	37,404
Funds held by reinsureds	44,622	42,418
Intangible assets	22,589	22,779
Other assets	115,255	105,341
Assets of discontinued operations	348,921	375,656
Total assets	$2,595,495	$2,581,641

Liabilities:
Unpaid losses and loss adjustment expenses	$1,227,287	$1,212,956
Unearned premiums	250,981	226,178
Debt	129,790	131,262
Accounts payable, accrued expenses
and other liabilities	191,029	195,895
Reinsurance funds held and balances payable	39,287	39,324
Dividends to policyholders	5,845	5,839
Liabilities of discontinued operations	367,557	391,603
Total liabilities	2,211,776	2,203,057

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	111,588	111,088
Retained earnings	143,418	136,627
Accumulated other comprehensive loss	(8,917)	(6,663)
Treasury stock, at cost	(33,460)	(33,558)
Total shareholders' equity	383,719	378,584
Total liabilities and shareholders' equity	$2,595,495	$2,581,641

Shareholders' equity per share	$12.08	$11.92